Exhibit 99.2

Capitalized terms used but not defined in this Exhibit 99.2 shall have the meanings ascribed to them in the Current Report on Form 8-K filed by Local Bounti Corporation (“Local Bounti”) with the SEC on April 7, 2022 (the “Original Report”), as amended by Amendment No. 1 to the Original Report filed by Local Bounti with the SEC on (the “Amendment”), to which this Exhibit 99.2 is attached.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF LOCAL BOUNTI CORPORATION

Introduction

On April 4, 2022 (the “date of the Pete’s Acquisition”), Company completed the previously announced acquisition (the “Pete’s Acquisition”) of Pete’s pursuant to the terms and conditions of the Purchase Agreements. Pursuant to the Purchase Agreements, Pete’s and its subsidiaries became indirect wholly owned subsidiaries of the Company.

Consideration paid by Local Bounti in connection with the Pete’s Acquisition consisted of $92.5 million in cash and 5,654,000 shares of Local Bounti common stock, which had an original consideration, at the time of signing, of $30.0 million and a fair value of $50.9 million as of the date of the Pete’s Acquisition. The final amount of consideration for the Pete’s Acquisition remains subject to certain post-closing adjustments, including with respect to net working capital (inclusive of cash) and certain assumed liabilities.

Also, on April 4, 2022, in connection with consummating the transactions contemplated by the Purchase Agreements, Pete’s acquired the properties previously being leased by Pete’s from STORE pursuant to certain sale-leaseback agreements between Pete’s and STORE for an aggregate purchase price of $25.8 million in cash (the “Property Acquisition”) and will be accounted for by the Company as an asset acquisition.

The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Statements”) give effect to the Pete’s Acquisition, which has been accounted for using the acquisition method of accounting with Local Bounti identified as the accounting acquirer. Under the acquisition method of accounting, Local Bounti has recorded assets acquired and liabilities assumed from Pete’s at their respective fair values on the closing date of the Pete’s Acquisition.

The Pro Forma Financial Statements have been prepared from the respective historical consolidated financial statements of Local Bounti and Pete’s, adjusted to give effect to the Pete’s Acquisition and Property Acquisition. The unaudited pro forma condensed combined balance sheet (the “Pro Forma Balance Sheet”) combines the historical consolidated balance sheets of Local Bounti and Pete’s as of December 31, 2021, giving effect to the Pete’s Acquisition and Property Acquisition as if they had been completed on December 31, 2021. The unaudited pro forma condensed combined statements of operations (the “Pro Forma Statements of Operations”) for the year ended December 31, 2021 combine the historical consolidated statements of operations of Local Bounti and Pete’s, giving effect to the Pete’s Acquisition as if it had been completed on January 1, 2021. The Pro Forma Financial Statements contain certain reclassification adjustments to conform the historical Pete’s financial statement presentation to Local Bounti’s financial statement presentation, as described further in Note 4 to the Pro Forma Financial Statements.

The Pro Forma Financial Statements are presented to reflect the Pete’s Acquisition, the Property Acquisition and the financing arrangements of Local Bounti in connection therewith and do not represent what Local Bounti’s financial position or results of operations would have been had the Pete’s Acquisition, the Property Acquisition and the occurred on the dates noted above, nor do they project the financial position or results of operations of the Company at any time following those transactions. The Pro Forma Financial Statements are intended to provide information about the continuing impact of the Pete’s Acquisition and the Property Acquisition as if they had been consummated earlier. The adjustments included in the Pro Forma Financial Statements are based on available information as of the date hereof and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on Local Bounti’s results of operations with the exception of certain non-recurring charges to be incurred in connection with the Pete’s Acquisition, as further described in Note 5 to the Pro Forma Financial Statements. In the opinion of management, all material adjustments necessary to state fairly the Pro Forma Financial Statements have been made.

Local Bounti and Pete’s have incurred certain non-recurring charges in connection with the Pete’s Acquisition, the substantial majority of which consist of fees paid to financial, legal and accounting advisors and certain bank-related fees. These non-recurring charges could affect the future results of the Company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond twelve months after the closing date of the Pete’s Acquisition. Accordingly, the Pro Forma Statement of Operations for the year ended December 31, 2021 includes these non-recurring charges and are described in Note 5.

Local Bounti has used information currently available to determine preliminary fair value estimates for the Pete’s Acquisition consideration and its allocation to the tangible assets and identifiable intangible assets acquired and liabilities assumed. The fair value of consideration transferred to acquire Pete’s was allocated based upon the estimated fair values of the assets acquired and liabilities assumed as of the date of the Pete’s Acquisition. The assumptions and estimates used to determine the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the Pro Forma Financial Statements. Additionally, within the measurement period further adjustments to the purchase price allocation may be required as Local Bounti is able to, among other things, complete more detailed procedures to finalize valuations.

The transaction accounting adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. As a result, the final purchase price allocation may be materially different than that reflected in the preliminary purchase price allocation presented herein.

The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, with application of SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The Pro Forma Financial Statements are provided for illustrative purposes only, based on management’s best estimates and judgments, and does not necessarily reflect what the actual consolidated results of operations of Local Bounti would have been had the Pete’s Acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position of the Company. Local Bounti’s results of operations and actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Additionally, the Pro Forma Financial Statements have been developed from and should be read in conjunction with the following separate historical consolidated financial statements and related notes thereto for each of Local Bounti and Pete’s:

•

the audited consolidated financial statements and the notes thereto of Local Bounti as of and for the year ended December 31, 2021, which are included in Local Bounti’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 30, 2022; and

•	the audited consolidated financial statements and the notes thereto of Pete’s as of and for the year ended December 31, 2021.

Local Bounti Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2021

(In thousands)

(In thousands)	Local Bounti Corporation (Historical)	Pete’s (Historical)	Pro Forma Adjustments (Note 5)	Footnote Reference		Financing Adjustments (Note 6)	Footnote Reference		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$96,661	$1,546	$(92,500)	(5A	)	$103,000	(6A	)	$58,167
			(25,813)	(5B	)	(24,727)	(6B	)
Restricted cash and cash equivalents	4,416	—				24,727	(6B	)	29,143
Accounts receivable, net of allowance	110	1,863							1,973
Accounts receivable - related party	8	—							8
Other receivables		1,868							1,868
Inventory, net of allowance	922	2,471	1,018	(5C	)				4,411
Prepaid expenses and other current assets	3,391	629							4,020

Total Current Assets	105,508	8,377	(117,295)			103,000			99,590
Property and equipment, net	37,405	18,540	25,813	(5B	)				108,906
			27,148	(5H	)
Financing lease right-of-use assets	—	8,706	(8,706)	(5D	)				—
Goodwill, net	—	1,396	45,839	(5L	)				47,235
Intangible assets, net	—	1,991	44,509	(5E	)				46,500
Other assets	1,017	2,220	(2,210)	(5D	)				1,027

Total Assets	$143,930	$41,230	$15,098			$103,000			$303,258

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	1,912	3,730							5,642
Accrued expenses and other current liabilities	16,048	1,650							17,698
Accrued liabilities - related party	8	—							8
Current portion of related party notes payable	—	51,150	(51,150)	(5F	)				—

Total Current Liabilities	17,968	56,530	(51,150)			—			23,348
Long-term debt	11,199	33,200	(33,200)	(5F	)	103,000	(6A	)	97,547
						(17,416)	(6C	)
						764	(6D	)
Financing obligation	13,070	—							13,070

(In thousands)	Local Bounti Corporation (Historical)	Pete’s (Historical)	Pro Forma Adjustments (Note 5)	Footnote Reference		Financing Adjustments (Note 6)	Footnote Reference		Pro Forma Combined
Financing lease liabilities	$—	$9,829	$(9,829)	(5G	)				$—
Related party stock warrants	—	2	(2)	(5K	)				—
Other liabilities	10	—							10

Total Liabilities	42,247	99,561	(94,181)			86,348			133,975

Stockholders’ equity (deficit)
Common Stock	9	—	1	(5J	)				10
Additional Paid in Capital	169,916	28,381	(28,381)	(5I	)	17,416	(6C	)	237,515
						(764)	(6D	)
			50,947	(5J	)
Unearned ESOP shares	—	(20,443)	20,443	(5I	)				—
Accumulated deficit	(68,242)	(66,269)	66,269	(5I	)				(68,242)

Total stockholders’ equity (deficit)	101,683	(58,331)	109,279			16,652			169,283

Total liabilities and stockholders’ equity (deficit)	$143,930	$41,230	$15,098			$103,000			$303,258

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

Local Bounti Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2021

(In thousands, except shares and per share amounts)

	Local Bounti Corporation (Historical)	Pete’s Adjusted (Historical)	Pro Forma Adjustments (Note 5)	Footnote Reference		Financing Adjustments (Note 6)	Footnote Reference		Pro Forma Combined
Sales	$638	$22,721							$23,359
Cost of goods sold	432	15,265	1,518	(5M	)				18,233
			1,018	(5N	)

Gross profit	206	7,456	(2,536)			—			5,126
Operating expenses:
Research and development	3,425	880							4,305
Selling, general and administrative	41,498	9,248	3,933	(5O	)				58,964
			4,285	(5M	)

Total operating expenses	44,923	10,128	8,218			—			63,269

Loss from operations	(44,717)	(2,672)	(10,754)			—			(58,143)
Other income (expense):
Management fee income	79	—							79
Convertible Notes fair value adjustment	(5,067)	—							(5,067)
Debt extinguishment expense	(1,485)	—							(1,485)
Interest expense, net	(5,133)	(10,162)	10,162	(5P	)	764	(6D	)	(17,247)
						(12,878)	(6E	)
Paycheck Protection Program loan forgiveness	—	1,642							1,642
Employee retention tax credit	—	1,482							1,482
Other income and expense	230	467							697

Loss before income taxes	(56,093)	(9,243)	(592)			(12,114)			(78,042)
Income tax expense	—	4							4

Net loss	$(56,093)	$(9,247)	$(592)			$(12,114)			$(78,046)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$(1.06)	N/A	N/A			N/A			$(1.29)
Weighted average common shares outstanding:
Basic and diluted	52,888,268	N/A	5,654,600	(5J	)	1,932,931	(6C	)	60,475,799

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

OF LOCAL BOUNTI CORPORATION

NOTE 1—DESCRIPTION OF THE TRANSACTIONS

On April 4, 2022, Local Bounti completed the Pete’s Acquisition pursuant to the terms and conditions of the Purchase Agreements. Consideration for the Pete’s Acquisition consisted of approximately $122.5 million (subject to certain adjustments as set forth in the Purchase Agreements) comprised of approximately $92.5 million in cash consideration and 5,654,600 shares of Local Bounti’s Common Stock. However, the final amount of consideration remains subject to certain post-closing adjustments, including with respect to net working capital (inclusive of cash), and certain assumed liabilities.

Also, on April 4, 2022, pursuant to the Property Acquisition, Pete’s acquired the properties previously being leased by Pete’s from STORE pursuant to certain sale-leaseback agreements between Pete’s and STORE for an aggregate purchase price of $25.8 million in cash.

As described further below in Note 2, the cash consideration for the Pete’s Acquisition and Property Acquisition were paid primarily with proceeds received from Local Bounti’s borrowings under credit facility with Cargill Financial Services International, Inc. (“Cargill Financial”). Local Bounti agreed to (i) pay a $2.0 million amendment fee and (ii) issue 1,932,931 shares of Common Stock to Cargill Financial upon the closing of the Pete’s Acquisition (the “Cargill Financial Equity”).

NOTE 2—DESCRIPTION OF THE DEBT FINANCING

In September 2021, Purchaser, along with certain other subsidiaries of the Company, and Cargill Financial entered into the Original Facilities. On March 14, 2022, Local Bounti and Purchaser, along with certain subsidiaries of the Company, entered into the Amended Facilities.

At the Closing on April 4, 2022, (a) the Pete’s Acquisition and Property Acquisition were funded pursuant to the Amended Facilities, (b) the aggregate commitment amount of the Original Facilities was reduced to $170.0 million, which is anticipated to be the amount necessary to fund the Transaction, the Property Acquisition, the updating of the facilities to be acquired in the Transaction with the Company’s Stack and Flow TechnologyTM and certain expansion at one of Pete’s facilities, (c) the minimum liquidity covenant was reduced from $30 million to $20 million and (d) the interest rate of each of the Senior Facility and the Subordinated Facility increased by 2%, among other matters. Pursuant to the Amendment, in connection with the Closing, the Company (i) paid a $2.0 million amendment fee to Cargill Financial and (ii) issued the Cargill Financial Equity.

NOTE 3—BASIS OF PRESENTATION

The pro forma financial information has been prepared by Local Bounti in accordance with Article 11 of Regulation S-X, with early application of SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The pro forma financial information is not necessarily indicative of what Local Bounti’s consolidated statement of operations or consolidated balance sheet would have been had the Pete’s Acquisition been completed as of the dates indicated or will be for any future periods. The pro forma financial statements do not purport to project the future financial position or results of operations of Local Bounti following the completion of the Pete’s Acquisition. The pro forma financial information reflects transaction accounting adjustments management believes are necessary to present fairly Local Bounti’s pro forma results of operations and financial position following the closing of the Pete’s Acquisition as of and for the period indicated. The transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Local Bounti’s financial condition and results of operations as if the Pete’s Acquisition was completed.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Local Bounti and the adjusted historical combined balance sheet of Pete’s, as of December 31, 2021, giving effect to the Pete’s Acquisition, Property Acquisition and Amended Facilities as if they had occurred on December 31, 2021.

The unaudited pro forma condensed combined statement of operations combine the historical consolidated statement of operations of Local Bounti and the historical combined statement of operations of Pete’s for the year ended December 31, 2021, giving effect to the Pete’s Acquisition and Amended Facilities as if they had occurred on January 1, 2021.

The Pete’s Acquisition will be accounted for as a business combination under ASC 805, with Local Bounti treated as the “acquirer” and Pete’s treated as the “acquiree” for accounting purposes.

After the Pete’s Acquisition, Local Bounti will file a consolidated tax return that will include Pete’s. Local Bounti is expected to continue maintaining a full valuation allowance against net deferred tax assets. Pete’s is also expected to have net deferred tax assets offset by a full valuation as part of the Pete’s Acquisition. As such, there were no pro forma adjustments related to taxes as tax effects of pro forma adjustments are fully offset by the valuation allowance.

The Pro Forma Financial Statements contain certain adjustments to conform the historical Pete’s financial statement presentation to Local Bounti’s financial statement presentation, as described further in Note 4 to the Pro Forma Financial Statements.

NOTE 4 – RECLASSIFICATION ADJUSTMENTS

Certain items within the Pete’s historical combined statement of operations have been reclassified to conform to Local Bounti’s financial statement presentation.

UNAUDITED PRO FORMA PETE’S ADJUSTED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands)

	Pete’s	Reclassification Adjustments	Footnote Reference		Total Pete’s Adjusted Historical
Net revenues	$22,721				$22,721
Cost of revenues	10,716	5,429	(4A	)	15,265
		(880)	(4B	)	—

Gross profit	12,005	(4,549)			7,456
Operating expense:
Research and development	—	880	(4B	)	880
Selling	1,023	(1,023)	(4C	)	—
General and administrative	4,243	5,005	(4C	)	9,248
Overhead	4,510	(2,686)	(4A	)	—
	—	(1,824)	(4C	)	—
Depreciation and amortization	4,687	(2,743)	(4A	)	—
	—	(1,944)	(4C	)	—
ESOP compensation	17	(17)	(4C	)	—
Transaction costs	197	(197)	(4C	)	—

Total operating expenses	14,677	(4,549)			10,128
Loss from operations	(2,672)	—			(2,672)
Other income (expense):
Interest expense	(3,477)	(6,685)	(4D	)	(10,162)
Paid-in-kind interest	(6,685)	6,685	(4D	)	—
Change in fair value related party stock warrants	—				—
Gain (loss) on sale of property and equipment	8	(8)	(4E	)	—
Paycheck Protection Program loan forgiveness	1,642				1,642
Employee retention tax credit	1,482				1,482
Georgia development incentive grant	415	(415)	(4E	)	—
Other	44	423	(4E	)	467

Total other expense, net	(6,571)	—			(6,571)
Loss before provision for state income taxes	(9,243)	—			(9,243)
Provision for state income taxes	4				4

Net loss	$(9,247)	—			$(9,247)

The Pete’s historical statement of operations for the year ended December 31, 2021 include the following adjustments:

(4A) Reflects the reclassification of direct costs from Overhead and Depreciation and amortization to cost of goods sold consistent with the presentation of Local Bounti. Amounts reclassified consist of $2.7 million from Overhead and $2.7 million Depreciation and amortization to Cost of revenues, respectively.

(4B) Reflects the reclassification of $880 thousand from Cost of revenues to Research and development financial statement line item, to conform with the presentation of Local Bounti.

(4C) Reflects the reclassification from various accounts to the General and administrative account, to conform the Local Bounti statement of operations presentation. The following table summarizes the components of this reclassification adjustments (in thousands):

Selling	$1,023
Overhead	1,824
Depreciation and amortization	1,944
ESOP compensation	17
Transaction costs	197

General and administrative	$5,005

(4D) Reflects the reclassification of $6.7 million from Paid-in-kind interest to the Interest expense financial statement line item, to conform to the Local Bounti statement of operations presentation.

(4E) Reflects the reclassification of $8 thousand from the Gain (loss) on sale of property and equipment and $415 thousand from the Georgia development incentive grant financial statement line item to the Other financial statement line item, to conform the Local Bounti statement of operations presentation.

NOTE 5—PRELIMINARY PRO FORMA ADJUSTMENTS

The pro forma purchase price allocation is preliminary and was based on an estimate of the fair market values of the tangible and intangible assets acquired and liabilities assumed related to Pete’s. Additional information may be made available to Local Bounti to allow for the completion of the purchase price allocation considering the appraisal of Pete’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation.

The following table summarizes the components of the estimated consideration reflected in the unaudited pro forma condensed combined financial statements (in thousands, except share and per share data):

Total Local Bounti’s shares for the Pete’s Acquisition	5,654,600
Local Bounti’s share price on April 4, 2022 per share	9.01

Total Acquisition consideration (equity)	$50,947
Total Acquisition consideration (cash)	92,500

Total Acquisition consideration	143,447
Property Acquisition consideration (cash)	25,813

Total pro forma consideration	$169,260

The preliminary estimated purchase price is allocated as follows (in thousands):

Purchase Price Allocation
Total current assets	$9,395
Property and equipment, net (1)	71,500
Intangible assets	46,500
Other assets	2,220

Total assets acquired	129,615
Total current liabilities	5,380

Total liabilities assumed	5,380

Net identifiable assets acquired	124,235

Goodwill	45,025

Total consideration received	$169,260

(1)	Includes the $25.8 million related to the Property Acquisition which will be accounted for as an asset acquisition.

Balance Sheet Adjustments

(5A) Represents the $92.5 million cash consideration to acquire Pete’s as part of the Pete’s Acquisition discussed in Note 2 above.

(5B) Represents the $25.8 million cash payment for the Property Acquisition discussed in Note 2 above.

(5C) Represents the preliminary purchase accounting adjustment for inventory based on the acquisition method of accounting. The $1.0 million adjustment represents the adjustments of the acquired inventory to the preliminary total estimated fair value of a $3.5 million.

(5D) Reflects the removal of Pete’s book value of financing lease assets and the $2.2 million of other assets related to the lease agreement, as Local Bounti acquired the related properties as part of the Property Acquisition.

(5E) Represents the net preliminary fair value increase of intangible assets recognized by Local Bounti as part of the Pete’s Acquisition.

The estimated intangible assets attributable to the Pete’s Acquisition comprise the following:

	Estimated Fair Value (in thousands)	Estimated Useful Life (in years)
Customer Relationships	$35,900	15.0
Brands	7,500	6.0
Other intangible assets	3,100	1.5
Total	$46,500

(5F) Reflects the repayment of Pete’s book value of debt (both short-term and long-term) as part of the Acquisition.

(5G) Reflects the removal of Pete’s book value of financing lease liabilities as Local Bounti acquired the related properties as part of the Property Acquisition.

(5H) Reflects the adjustment to Pete’s historical Property, plant and equipment, net balance as of December 31, 2021 to record Property, plant and equipment, net at fair value based on the acquisition method of accounting. As described above, the acquisition method of accounting depends upon certain estimates and assumptions, all of which are preliminary.

(5I) Reflects the removal of Pete’s historical equity, including Unearned ESOP shares, Additional paid-in capital, and Accumulated deficit as part of the Pete’s Acquisition.

(5J) Reflects the anticipated issuance of 5,654,600 shares Common Stock of Local Bounti to Pete’s equity holders.

(5K) Reflects the removal of Pete’s historical related party stock warrants as part of the Pete’s Acquisition.

(5L) Represents a net increase in goodwill of $43.6 million, as compared to the unaudited pro forma Pete’s adjusted balance sheet. Goodwill resulting from the Pete’s Acquisition represent the excess of estimated Pete’s Acquisition consideration over the preliminary fair value of the underlying tangible and identifiable intangible assets acquired and liabilities assumed. The estimated goodwill to be recognized is attributable primarily to expected synergies, expanded market opportunities and other benefits that Local Bounti believes will result from combining its operations with the operations of Pete’s. The goodwill created in the Pete’s Acquisition is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.

Statement of Operations Adjustments

(5M) Represents an adjustment for the removal of the $4.7 million historical depreciation and amortization expense offset by $10.5 million of new depreciation and amortization expense, on a straight-line basis, allocated between cost of goods sold and selling, general and administrative, based on management’s allocation methodology.

(in thousands)	Expenses
Depreciation expense on property and equipment, net	$4,780
Amortization of intangible assets, net	5,710

Total acquired Property and equipment, and intangible assets	10,490
Less: historical Pete’s depreciation and amortization	(4,687)

Pro forma adjustment	$5,803

(5N) Reflects the increase in cost of goods sold by the same amount as the step-up in inventory to fair value that is expected to be sold within one year of the acquisition date.

(5O) Represents the estimated transaction costs of $3.9 million to be incurred by Local Bounti, as part of the Acquisition.

(5P) Represents the removal of Pete’s historical interest expenses related to their outstanding debt.

NOTE 6—FINANCING ADJUSTMENTS

The following summarizes the pro forma adjustments related to the Cargill Financial, which is to fund the Pete’s Acquisition and Property Acquisition:

Balance Sheet Adjustments

(6A) Proceeds from Cargill Financial, consists of $26.2 million long-term debt from the Subordinated Credit Agreement, and $76.8 million long-term debt from Senior Credit Agreement.

(6B) Reflects the increase in restricted cash based on the requirement from amended credit agreement with Cargill Financial.

(6C) Reflects the debt costs related to the issuance of 1,932,931 shares Common Stock of Local Bounti to Cargill Financial.

(6D) Reflects the write off the debt amortization due to the decrease of loan commitment as part of the Debt Financing.

Statement of Operations Adjustments

(6E) Represents the removal of Local Bounti historical interest expenses related to the subordinate debt, offset by the interest expenses and amortization of new deferred financing costs related to the new draw of long-term debt as discussed in adjustment (6A), and the amortization of the amendment fee to Cargill Financial discussed in Note 2 above. The adjustment is summarized as follow:

(in thousands)	Year Ended December 31, 2021
Elimination of Local Bounti’s historical interest expense related to the subordinated debt	$(558)
Record interest expense from new Debt Financing	10,637
Record amortization of new deferred financing costs	2,799

Net increase to Interest expense	$12,878

NOTE 7—LOSS PER SHARE

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Pete’s Acquisition and Cargill Financial Equity, assuming the shares were outstanding since January 1, 2021. As the Pete’s Acquisition and related proposed equity consideration are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Pete’s Acquisition and Amended Facilities for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2021.

(in thousands, except share and per share data)	For the Year Ended December 31, 2021
Pro forma net loss	$(78,046)
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted (1)	$(1.29)
Weighted average ordinary shares outstanding, basic and diluted	60,475,799

(1)

Diluted loss per ordinary share is the same as basic loss per ordinary share for all periods presented because the effects of potentially dilutive items were anti-dilutive given Local Bounti’s net loss.

UNAUDITED PRO FORMA NON-GAAP FINANCIAL INFORMATION

This section contains references to Adjusted Gross Profit, Adjusted Gross Profit Margin Percentage, and Adjusted EBITDA of the pro forma combined company, which are adjusted from results based on generally accepted accounting principles in the United States (“GAAP”) and exclude certain expenses, gains and losses. The Company defines and calculates Adjusted Gross Profit as gross profit excluding depreciation as well as the inventory step-up value from purchase price allocation valuation. The Company defines and calculates Adjusted Gross Profit Margin Percentage as Adjusted Gross Profit as a percent of Sales. The Company defines and calculates Adjusted EBITDA as Net loss attributable to pro forma combined company before the impact of interest income or expense, provision for income taxes, depreciation and amortization, and adjusted to exclude convertible notes fair value adjustment, debt extinguishment expense, stock-based compensation expense, business combination transaction costs, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user’s understanding of our prospects for the future and the historical performance for the context of the investor. The Company’s management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following table reconciles Pro Forma Gross Profit to Adjusted gross profit and Adjusted gross margin percentage for the year ended December 31, 2021:

(in thousands)	Local Bounti Historical	Pete’s Historical	Pro forma adjustments	Pro Forma Combined
Sales	$638	$22,721	$—	$23,359
Cost of goods sold	432	15,265	2,536	18,233

Gross profit	206	7,456	(2,536)	5,126
Depreciation	66	2,743	1,518	4,327
Inventory step-up	—	—	1,018	1,018

Adjusted gross profit	$272	$10,199	$—	$10,471

Adjusted gross margin %	43%	45%	n/a	45%

The following table reconciles Pro Forma Net loss to Adjusted EBITDA for the year ended December 31, 2021:

(in thousands)	Local Bounti Historical	Pete’s Historical	Pro forma adjustments	Pro Forma Combined
Net loss	$(56,093)	$(9,247)	$(12,706)	$(78,046)
Interest expense, net	5,133	10,162	1,952	17,247
Depreciation and amortization	684	4,353	5,803	10,840
Inventory step-up	—	—	1,018	1,018
Management fee income	(79)	—	—	(79)
Other income and expense	(230)	(467)	—	(697)
Convertible Notes fair value adjustment	5,067	—	—	5,067
Debt extinguishment expense	1,485	—	—	1,485
Stock-based compensation expense	17,895	17	—	17,912
Business Combination transaction costs	8,353	—	3,933	12,286
Paycheck Protection Program loan forgiveness	—	(1,642)	—	(1,642)
Employee retention tax credit	—	(1,482)	—	(1,482)
Income tax expense	—	4	—	4

Adjusted EBITDA	$(17,785)	$1,698	$—	$(16,087)